EXHIBIT 99.1

Vision-Sciences Announces Sale of ENT Sheath Products to Medtronic

Natick, Mass. — January 16, 2007 — Vision-Sciences, Inc. (Nasdaq: VSCI) (“Vision-Sciences” or the “Company”) announced today that it has signed a definitive agreement under which Vision-Sciences will sell to Medtronic Xomed, Inc., a wholly-owned subsidiary of Medtronic, Inc.  (NYSE:  MDT), certain manufacturing assets for the production of Vision-Sciences’ patented ENT sheath products. Additionally, Vision-Sciences has granted the ENT business of Medtronic an exclusive, royalty-free worldwide license to Vision-Sciences’ EndoSheath® intellectual property, solely for use in making and selling sheath products within the field of ENT (otorhinolaryngology).   Under the terms of the agreement, Medtronic will pay Vision-Sciences up to $34 million, of which $27 million will be payable at closing. Up to an additional $4 million will be paid upon the achievement of certain post-closing milestones related to the transition of manufacturing capability to Medtronic, and an additional $3 million will be payable approximately 15 months after closing, assuming Vision-Sciences has complied with its obligations under the agreement, and that Medtronic has not made any claims based on the Company’s representations and warranties under the agreements.  As part of this transaction, Vision-Sciences will transfer its existing production lines for the EndoSheath® ENT products from its Natick, MA facility to the ENT business at Medtronic in Jacksonville, FL.

In addition, as part of this transaction, Medtronic and Vision-Sciences amended their existing distribution relationship pursuant to which Medtronic has been distributing Vision-Sciences’ ENT Endoscope and EndoSheath® products in the US and Canada since 2004.  Under the amended Distribution Agreement, Medtronic will have the right to distribute, market and sell EndoSheath® Products on a worldwide basis. The products will initially be supplied by Vision-Sciences until Medtronic has established its own manufacturing capacity for EndoSheath® products. In addition, Medtronic will now also distribute, market and sell Vision-Sciences’ ENT endoscope products worldwide, on a co-branded basis, through Medtronic’s dedicated sales force.

“We are extremely pleased to have Medtronic become our worldwide marketing and distribution partner for our ENT endoscope line of products. We believe that the innovative EndoSheath® System, coupled with Medtronic’s highly professional and established sales and marketing forces, will result in effective market penetration for the products. We look forward to continuing our long and mutually rewarding relationship with Medtronic. Strategically, we anticipate that this transaction will enable us to focus on accelerating the development of new products and technologies, potentially acquire related technologies, and enter new markets that we have identified,” stated Ron Hadani, President and CEO of Vision-Sciences.

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing sterile disposable sheaths, the Slide-On® EndoSheath® System, which enables physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes. This technology provides quick and efficient product turnover, and ensures the patient a contaminant-free product. Information about Vision-Sciences products is available www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

###

Contact:                                                  Mr. Yoav M. Cohen, CFO
Tel: (845) 365-0600 x120
ycohen@visionsciences.com